SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b) OR 12(g) OF THE SECURITIES ACT OF 1934

GREAT AMERICAN FAMILY PARKS, INC.

(Name of Small Business Issuer in its Charter)

Nevada                                                 91-0626756

(State of Incorporation)                       (IRS Employer I.D. Number)

208 South Academy Avenue, Suite 130, Eagle,  ID         83616

         (Address of Principal Executive Offices)                (Zip Code)

(208) 342-8888

(Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

     Title of Each Class                                       Name of Each Exchange on Which

to Be So Registered                                         Each Class Is to Be Registered

_____________________________                    ________________________________

_____________________________                    ________________________________

Securities to be registered under Section 12(g) of the Act:

Common Stock

TABLE OF CONTENTS

PART I	3
DESCRIPTION OF BUSINESS	3
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	4
DESCRIPTION OF PROPERTY	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	9
EXECUTIVE COMPENSATION	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	11
DESCRIPTION OF SECURITIES	11
PART II	11
MARKET PRICE OF DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS	11
LEGAL PROCEEDINGS	12
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	12
RECENT SALES OF UNREGISTERED SECURITIES	13
INDEMNIFICATION OF DIRECTORS AND OFFICERS	13
PART F/S	14
PART III	48
INDEX TO EXHIBITS	48
DESCRIPTION OF EXHIBITS	48
SIGNATURES	49

PART I

DESCRIPTION OF BUSINESS

The Business

Great American Family Parks (the “Company”) intends to acquire and develop and operate regional theme parks. The Company intends to build a family of parks primarily through acquisitions of small regional privately owned existing parks.  The Company’s goal is to develop a series of compatible, but distinct entertainment and amusement products including themed amusement parks, associated products, food and beverage, and multimedia offerings.  The implementation of this strategy will begin with themed amusement parks and attractions.  The Company’s original business plan is to acquire existing properties.  The intent is to take advantage of an already existing, underdeveloped series of regional “middle markets” all across America in the 75 to 125 Standard Metropolitan Areas (“SMA”) category – a “niche market” of medium-sized urban areas.

The Company currently owns and operates a convenience store in the Boise, Idaho area, which is operated under a wholly owned subsidiary, Crossroads Convenience Center, LLC.  The Company will continue to operate the store, however, it is not intended to be the Company’s primary business.  The Company’s primary business, based upon its business plan, is to become an owner and operator of regional theme parks.

The Company has entered into acquisition agreements to acquire certain assets from, and other assets surrounding, Pine Mountain Wild Animal Park located in Pine Mountain, Georgia (one hour southwest of Atlanta), and combine them with other assets brought by GFAM to form a new, expanded wholly owned subsidiary theme park of GFAM.  This proposed theme park will be operated under the name Wild Animal Safari, Inc.  The current park, operating under the name Pine Mountain Wild Animal Park, is located on 200 acres of a 500-acre plot, and includes an operating animal viewing facility that opened in 1991. It is home to more than 1,500 animals from every continent (except Antarctica) (the “Park”).  Most animals roam wild throughout a natural habitat of more than 200 acres, which area will be increased with land purchases under the acquisition agreements.  In additional to availing themselves of the amenities described below, visitors to the theme park will be able to observe, photograph, and feed the animals from their own cars as they drive along the more than three miles of paved roads that run throughout the habitat area. Some animals will continue to be contained in special fenced areas or pens within natural habitat, and others will remain located in Old McDonald’s Farm with a more traditional zoo-like atmosphere.

In addition to the animal environments when completed, the theme park will contain an expanded gift shop, restaurant, pizza parlor, ice cream parlor, arcade, enlarged picnic and group recreation areas, new lakes, a pavilion and concessions. The Georgia Wildlife Museum, located next to Old McDonald’s Farm, features wildlife specimens native to Georgia recreated in natural-like settings.  Visitors to the Park have increased every year and during calendar year 2004 equaled approximately 125,000 people. The operating management of the current Park will continue in place, supplemented by new management for the new entities being brought to the enterprise by GFAM.  The principal owner will be available on a consulting basis throughout the transition period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Form 10-SB contains forward-looking statements in this “Management’s Discussion and Analysis” and elsewhere.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under this section of this Form 10-SB that may cause the Company’s or its actual business results, levels of activity, performance or achievements to be materially different from any future result, levels of activity, performance or achievements expressed or implied by such forward-looking statements.   In addition to the risks described in this section, important factors to consider and evaluate in such forward-looking statements include:  (i) changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with theme park operation, coordination of entertainment venues, and other critical activities; (iii) changes in the Company’s business strategy or an inability to execute its strategy due to unanticipated changes in the theme park business; (iv) the inability or failure of the Company’s management to devote sufficient time and energy to the Company’s business; and (v) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this section and elsewhere in this Form 10-SB, there can be no assurance that the forward-looking statements contained herein will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.  We do not undertake any duty to update any of the forward-looking statements after the date of this Form 10-SB to conform such statements to actual results or change in our expectations.

GENERAL RISK FACTORS RELATED TO THIS COMPANY

Our historical financial statements are unrelated to our proposed business.  Our financial statements are not related to any theme park operations.  Therefore, investors may not have adequate information regarding our ability to generate any revenue or income related to our proposed theme park business.  Investors should not rely upon the financials statements currently available to estimate or project our ability to operate theme parks in the future.

An investor would be investing in essentially a new business.  The financial risks inherent in investing in the Common Stock of the Company are extremely high, for the reason that it involves what is essentially a startup business, both in concept and in management.  The concept of acquiring, enhancing and aggregating a number of theme parks into a system, while a new concept in its details with a potential for a high return, has all the more a high risk in that its financially profitable development depends not only on successfully coordinating and operating a system of different theme parks, but also in the successful implementation and development of associated, but distinct entertainment products, including food and beverage components, live entertainment venues, electronic and multimedia products.  Even though each theme park is slated to be independently managed and operated and responsible for turning a profit, failure in any one park, or even in any of the related “venues,” could seriously impact the financial success of the Company, which relies on the overall success of the venture.  The complexity and multifaceted nature of the proposed business poses a very substantial risk both of failure or of slow return on investment, even if eventually successful.

The operation of Theme Parks is dependent upon the economy and security concerns.  Theme Park attendance was down two (2%) in 2002 from 2001 levels, partially because of a slow economy, but also because of world events.  The entire business depends on attracting large concentrations of people on a constant basis, which factor is a condition subject to high risk in the face of terrorist threats which appear now to be a probability for the foreseeable future.  The security threat could not only affect attendees, but could also affect the willingness of entertainers to perform.  Accordingly the business of the Company, as a whole, could seriously suffer if terrorist threats substantially affected attendance, since there are no other, unrelated sources of income.   Under suppressed market conditions suggested above, it would be likely that the large, successful theme parks, such as Disneyland, would have a competitive advantage, not only from the standpoint of greater staying power, but also from the standpoint of being better able to afford to implement measures, such as greater security, to counteract such problems.

Our business plan requires that we identify and acquire assets to establish Theme Parks that fit our business model.  Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals.  Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws.  Our ability to grow through acquisitions and manage such growth will require us to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

Finding affordable amusement and entertainment venues to purchase is determined by the willingness of the owners to sell. The opportunities usually become available in late summer and early fall, and depending on the aggressiveness and motivation of the seller, could take from one to four months or longer to culminate.  There is a risk that any financial partner that we may be reliant upon would, for reasons unanticipated at this time, be unable to aide in structuring and finding the proper financial assets to accomplish the acquisition. There is a limited number of parks within the United States and Canada that reasonably qualify as acquisition targets of the Company for the development of theme parks under current economic and market conditions.  In a market as fragmented as this one, where GFAM’s target acquisitions are owned, for the most part, by individual enterprises, the availability of good acquisitions that match our criteria in any given operational season is unknown. There is the risk that due to availability, competition for acquisitions from other companies, or sales resistance, GFAM will not find parks to purchase at the price that makes them good investments in a timely manner, thus affecting growth and profits for the Company in the short term.

Our operations will be subject to both local and national competition from different types of Entertainment Venues. Competition can affect the prosperity of a venue in a local market, and fragmentation of the market can be unprofitable for all. As part of our due diligence, before an acquisition, the current market conditions will be assessed.  Other recreational facilities such as movie theatres, sporting events, and local festivals can have a temporary effect on attendance for the duration of the event.  The general economic conditions of a geographic area, especially if a large employer leaves the area, will have a major effect on the venue.  GFAM will analyze its markets properly so as to price the product with the greatest price/value relationship, and provide a clean, safe, wholesome environment, with unique attractions and entertainment.   This strategy will serve to mitigate the risks of competition from larger competitors.

We face strong competition in our geographic areas of operations.  Some known competitors of Pine Mountain Wild Animal Park, for example, include regional and local theme parks and attractions, of which Calloway Gardens is the nearest, being within five miles of Pine Mountain Wild Animal Park.

Our Company will be competing with other established businesses that market similar products.  Many of these companies have greater capital, marketing and other resources than we do.  There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company.  There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior to or more appealing than those of our competitors.

Technological Improvements and the Ability to Finance them will Effect our Operations and ability to Succeed and Compete with other Theme Parks.  The increasing efficiency of new technology is expected to drive down the cost of new equipment including in the parks industry.  This makes newer parks more effective in their use of financial resources.  Additionally, older parks may be more costly to maintain if they are not continually renewed.  There is a risk that the cost of maintenance of older acquisitions will drive up the costs too high without significant investment in new plant and equipment, thus decreasing corporate profits and revenues to continue our growth strategy on schedule.

We will require Additional Significant Amounts of Capital to complete our Business Plan.  The Company will require significant additional funds to complete its business plan, especially the acquisition of assets for the development of theme parks.  As a result of these financial requirements, and even if the Company were able to issue Securities to purchase theme park assets, the issuance of any additional Securities for financing or acquisition purposes will materially dilute the percentage of ownership of existing shareholders and current investors and may reduce the price of the Common Stock of the Company.

The operation of Theme Parks is Subject to Natural Events such as fire, disease, and weather, which can negatively affect Revenue and Income and Increase Operation Costs.  Theme Parks are often located in rural areas. For example, Pine Mountain Wild Animal Park is situated inside a forested area of Georgia.  A complete firebreak has never been completed around the outside perimeter of the proposed theme park use area, even though there is one on the inside perimeter.  Should a fire break out, it has the potential of entering the park and possibly destroying some animals and buildings inside the park, despite paucity of combustible materials in large sections of the park where animals and buildings are located.

In addition, ice storms, while uncommon, along with other unusual weather-related events (such as hurricanes and tornadoes) could fell or move large trees onto or into the perimeter fence allowing animals to escape.  A disease could develop in animals spreading to other animals in the park population, destroying much of the animal attractions of the park.  The most prevalent diseases are mad cow disease, brucellosis, chronic wasting disease, cervical tuberculosis, tuberculosis, pullorum typhoid, and diseases identified by EIA, AI and CVI tests, and all other diseases as noted in “interstate movement health requirements,” chapter 40132, published by the Georgia department of agriculture.

Any tragic event at a public theme park or attraction brings a great deal of negative public reaction, and causes an immediate significant drop in attendance.  This would cause a critical drop in revenues.

We have existing losses in connection with the start up of our business which are expected to continue for the foreseeable future.  We have had marginal losses due to administrative start up costs associated with entering into the theme park business, and we expect to continue losing money for some time. To date, we have incurred significant losses. At December 31, 2004, our accumulated loss was $280,406 and our working capital was $29,813.  For the year ended December 31, 2003, we lost $4,984.

We have a limited history upon which to base any forecast into the future and have not yet operated a Theme Park, which is our intended Business Plan.  We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise.  The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate.  Our success is dependent upon the successful financing and development of our business plan.  No assurance of success is offered.   Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products.  These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation.  The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can or will ever operate profitably.

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.  We place substantial reliance upon the efforts and abilities of Larry Eastland, our chief executive officer. The loss of Mr. Eastland's services could have a serious adverse effect on our business, operations, revenues or prospects. We currently maintain key man insurance on Dr. Eastland’s life, with a death benefit payout of $1,000,000 to the Company as beneficiary of the policy.

RELIANCE ON MANAGEMENT.

All decisions with respect to the management of our Company will be made by our Company’s directors and officers.  Accordingly, no person should purchase any Common Stock of the Company unless the investor is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company’s business and prospects.

THERE HAS BEEN A VOLATILE PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure any investor that a liquid transparent trading market for our Common Stock will develop or be sustained.  Investors may not be able to resell their shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

•

operating results that vary from the expectations of securities analysts and investors;

•

changes in expectations as to our future financial performance, including  financial estimates by securities analysts and investors;

•

the operations, regulatory, market and other risks discussed in this section;

•

announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

announcements by third parties of significant claims or proceedings against us; and

•

future sales of our common stock.

In addition, the market for our Common Stock has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our Common Stock.

Quotes for our Common Stock are available on the Pinksheets. The Pinksheets is not an exchange.  Trading of securities on the Pinksheets is often more sporadic than the trading of securities listed on an exchange or NASDAQ.  You may have difficulty reselling any of Common Stock of the Company.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our Common Stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks.  The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith.  These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our Securities and that could limit an investor’s ability to sell Common Stock of the Company in the secondary market.

THE SALE OF COMMON STOCK AND THE EXERCISE OF WARRANTS  FROM ANY FUTURE FUNDING ACTIVITIES COULD DEPRESS OUR STOCK PRICE AND REDUCE THE PERCENTAGE OF OWNERSHIP OF INVESTORS AND EXISTING SHAREHOLDERS.

The percentage ownership of our existing shareholders and current investors will be diluted, and the price of the Common Stock of the Company could be reduced by the sale of Common Stock and the exercise of Warrants which might arise under any future fundraising activities undertaken by the Company.

THE COMPANY MAY NOT HAVE ENOUGH FUNDING TO COMPLETE ITS BUSINESS PLAN.

We will need additional financing to fully implement our business plan. We cannot give any assurance that any additional financing derived future funding activities will be sufficient to meet the needs of our business plan, which includes the purchase of assets associated with Pine Mountain Wild Animal Park to be utilized in developing Wild Animal Safari, Inc., with May 31, 2005 as a settlement date.  Lack of funding could force us to curtail substantially or cease our operations.

We may make substantial capital expenditures for the further development of the property and business opportunities associated with the assets to be acquired from the various entities on site and surrounding Pine Mountain Wild Animal Park.  If revenues or the Company's equity financing decrease as a result of operating difficulties or any other factor(s), internal or external to the Company, the Company may have limited ability to expend the capital necessary to undertake or complete proposed plans and opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including future funding activities, cash flow from operations, progress in its present operations, competing market developments, and the Company's ability to market its proposed product successfully.  Although the Company may engage in future funding activities, its working capital is presently insufficient to fund the Company's activities.   It may be necessary to raise additional funds through equity or debt financings.  Any equity financings could result in further dilution to our Company's then existing stockholders.  Sources of debt financing may result in higher interest expense.  Any financing, if available, may be on terms unfavorable to the Company.  If adequate funds are not obtained, the Company may be required to reduce or curtail operations.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT THE BUSINESS OF THE COMPANY WILL GENERATE.

The actual amounts of cash that the Company’s projected business operation will generate will depend upon numerous factors relating to our business which may be beyond our control, including, but not limited to the following:

•

Outside influences on attendance, such as weather, natural disasters, flu pandemic, terrorist attack, major increase in the price of gasoline, or major economic inflation, recession or depression;

•

Internal events, such as epizootic disease among the park animals, or fire or natural disaster at the park;

•

Unanticipated competition;

•

Loss of all management Personnel in a common accident;

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

INSURANCE.

Companies engaged in the themed attraction and amusement park business may be sued for substantial damages in the event of an actual or alleged accident.   Upon the acquisition of certain assets of the controlling entities of Pine Mountain Wild Animal Park and surrounding venues, GFAM plans to obtain and maintain a minimum of $5,000,000 of liability insurance.  Pine Mountain Wild Animal Park, even after its subsumation into Wild Animal Safari, Inc., will continue to contain a venue that will be a self-drive-through wild animal park.  As such it has the inherent risks associated with allowing the public to interact with exotic animals.  Although the theme park will carry liability insurance to cover this risk, there can be no assurance that the amount of coverage will be adequate to cover any liabilities, or that we will be able to obtain sufficient levels of coverage or even afford to obtain adequate coverage.   The Company will use reasonably commercial efforts to maintain policies of liability, fire and casualty insurance sufficient to provide reasonable coverage for risks arising from accidents, fire, weather, other acts of God, and other potential casualties. There can be no assurance that the Company will be able to obtain adequate levels of insurance to protect against suits and judgments in connection with accidents which may occur in the theme parks.

SUMMARY OF FINANCIAL INFORMATION.

The following table presents selected historical financial data for the Company derived from the Company’s Financial Statements.  The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Memorandum.  The following data should be read in conjunction with “Plan of Operation” and the Financial Statements of the Company and the notes thereto included elsewhere in this Memorandum.  It should be further noted that the Company (f/k/a Royal Pacific Resources, Inc (“RPR”)), had no income until RPR was acquired on December 24. 2003, renamed GFAM, and became the owner of Crossroads Convenience Center, LLC (“CCC”).  CCC had had income, as reported below, in fiscal year 2003 and as part of the Company from the date of acquisition.

Fiscal Year Ended

Fiscal Year Ended

     December 31

       December 31

          (audited)

         (unaudited)

2003

2004

Statement of Operations

Data:

Revenue

$3,993,515

$4,610,452

Net income (loss)

<$4,984>

<$280,406>

Basic Net income (loss)

Per share

-

-

Diluted Net income (loss)

Per share

-

-

Balance Sheet Data:

Working Capital

$25,831

$29,813

Total assets

$1,324,074

$1,355,665

Total liabilities

$1,072,480

$1,020,894

Stockholder’s equity (deficit)

$251,594

$334,771

DESCRIPTION OF PROPERTY

Our major real property holding is located in Treasure Valley, Idaho and is known as the “Crossroads Convenience Center.”  The Crossroads Convenience Center consists of a convenience center and food services catering to an entertainment and educational area.  The total property size is 1.5 acres and the entire property is valued at $1.7 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	(2)	(3)	(4)
Title of Class	Name	Amount and Nature	Percent of Class
Common Stock

Common	Great Western Parks, LLC	7,239,000 direct owner	21.7
Common	Jane Klosterman	3,450,000 direct owner	10.3
Common	Jay Pitlake	3,475,000 direct owner	10.4
Common	Dale Van Voorhis	1,725,000 direct owner	5.2
Common	James Meikle	1,725,000 direct owner	5.2

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

LARRY L. EASTLAND: PRESIDENT, CEO, AND CHAIRMAN OF THE BOARD OF DIRECTORS OF GREAT AMERICAN FAMILY PARKS, INC.

Dr. Eastland is a seasoned entrepreneur having founded several enterprises including LEA Management Group LLC.  He is a specialist in statistical analysis of public markets and socio-demographic trends, and holds a Doctorate in quantitative behavioral research from University of Southern California. He is an author, a decorated Marine combat officer and has served on a number of corporate boards around the world.

He is a former Staff Assistant to the President of the United States, and has worked with four U.S. Presidents, including having served as a U.S. Delegate to the World Tourism Organization, a member of the President’s District Export Council, Director of Operations for the Summit of Industrialized Nations (chaired by President Ronald Reagan) and a delegate or Presidential representative at every Republican National Convention from 1976 to 2004.

Dr. Eastland was a founding Director for twelve years of the Jesse M. Unruh Institute of Politics and Government at the University of Southern California as well as a founding member and co-director of its prestigious Washington Program.

DALE W. VAN VOORHIS, CPA: CFO.  ALSO, PRESIDENT OF GFAM MANAGEMENT CORPORATION

Mr. Van Voorhis is the past President and CEO of Funtime Parks (19821994), a $60 million corporation.  Funtime Parks, Inc. was a 2.6 million visitor amusement company of which he was a founder and director.  Mr. Van Voorhis led the company to record revenues and an increase in operating profit margins including a record net profit before taxes for fiscal year 1993.  He coordinated the company’s initial public offering and a secondary offering.  He led a successful management buy out of the company in 1987, and directed the purchase of several parks, including Darian Lake in Buffalo, New York and Wyandot Lake in Columbus, Ohio.

Mr. Van Voorhis began his career on the audit staff and management advisory staff for Price Waterhouse & Company, specializing in the installation of cost accounting systems. He earned an MBA from the Wharton School of Finance, University of Pennsylvania; and a Bachelor of Science from Marietta College.

In addition to serving as CFO (and as President of GFAM Management Corporation), he is a member of the Board of Directors of Great American Family Parks, Inc.

JANE KLOSTERMAN, MEMBER OF THE BOARD OF DIRECTORS

Jane Klosterman was a Senior Executive for the Idaho Association of Commerce & Industry in Boise, Idaho; a nonprofit association comprised of over 450 businesses.  In this capacity, Ms. Klosterman also managed a statewide Board of Directors.

Ms. Klosterman was previously the Executive Vice President of the California Association of Chambers of Commerce in Sacramento, California, a 450member nonprofit professional development organization.

Ms. Klosterman is the widow of the late Robert L. Klosterman, President and CEO of MTM Entertainment Corporation (the “Mary Tyler Moore studios”), the largest independent movie studios in the world.

Ms. Klosterman is the Founder and President of the Idaho Children’s Educational Film and Television Foundation and served as a co-chair for the annual fundraising dinner of the National Conference of Christians and Jews while living in Los Angeles, California.  She is currently the President elect for the St. Mark’s Home & School Association.  She has served as a director for several arts organizations, including the Sacramento Ballet.  She holds a Bachelor of Science degree from the University of Utah, and has completed a Certification Program by the Western Association of Communication and Association Managers through the Institute for Communications Management at San Jose State University.

JACK KLOSTERMAN, CORPORATE SECRETARY & TREASURER

With over 30 years of experience as a business consultant and working with a wide range of businesses, Mr. Klosterman has the capability and confidence to design and coordinate the implementation of total management systems and procedures as the foundation of any business. He attended L.A. Pierce Jr. College, Woodland Hills, CA. and California State University, Northridge.  He has served as a past Member of the Board of Directors and golf tournament chairman of the Pat McCormick Educational Foundation.

In July, 2003, Mr. Klosterman, in addition to his duties as Corporate Secretary & Treasurer, assumed the responsibilities for the accounting and bookkeeping of various companies that eventually came to be known as GFAM, Inc., including Crossroads Convenience Center and other associated companies.  Mr. Klosterman oversaw three years of company records and tax returns that were vital for the preparation of the audits that supported the private placement offerings made in conjunction with the reverse acquisition that resulted in the present public company.

Managing partner, Klosterman Business Management, since 1977.   In 1979 the company was fully computerized and has grown in client base and services offered.  Clients have included Sole Proprietorships, Partnerships (General and Limited), Corporations (Regular and Sub-S, Foreign and Domestic, Multi-state), Trusts, Estates and nonprofit Corporations and Foundations.

EXECUTIVE COMPENSATION

The officers and directors of GFAM, listed above, received no compensation paid by the Company during fiscal year 2003. As set forth below, they are all major stockholders of the corporation and have elected to forego compensation until such time as the corporation has achieved the acquisition and commenced the operation of its first theme park. Upon closing the acquisition of the first theme park, existing employment contracts for officers and directors will be implemented, which provide for compensation and certain corporate benefits for employees and board members.

Employment Agreements

On February 1, 2005, the Company entered into separate employment agreements with Larry Eastland, its CEO, with Dale Van Voorhis, CFO, with James Meikle, COO (of GFAM Management Corporation), and Jack Klosterman, its Corporate Secretary and Treasurer.  These agreements become effective at the Initial Closing of the Offering.  These agreements provide for base annual salaries of $120,000; $40,000; $60,000; and $40,000 respectively, reflecting the part time employment of certain officers until a second theme park is acquired.  Further, each agreement has a base term of three (3) years effective retroactively as of February 1, 2005.  The agreements are thereafter renewable for additional periods of two (2) years, unless the Company gives notice to the contrary. Upon the Company’s acquisition of a second theme park said salaries will increase, respectively, to the following amounts: $150,000; $60,000; $100,000; $60,000.  Upon the acquisition of more theme parks after the first two, salaries will be reviewed with consideration given to resulting increased work and responsibility.  The Company provides health Insurance in the form of a Blue Cross Plan for Larry Eastland, Jane Klosterman, and their respective families.

In addition, Mr. Eastland is entitled to receive an annual cash bonus based upon a percentage of the Company's pre-tax income (as defined therein) for each fiscal year in accordance with a sliding scale schedule contained in the employment agreement, with a minimum percentage of 2%.  No bonus is payable unless and until the Company earns pre-tax income in excess of $500,000.  The agreements also provide for the payment of additional severance compensation, in amounts based on a formula of not less than three (3) times the executive's then current base salary, at any time during the term thereof when either of the following occurs: (i) the agreement is terminated by the Company without cause (as defined therein), or (ii) terminated by the executive due to a change in control (as defined therein).  These agreements also entitle the officers to participate in the Stock Option Plans.  The Company has agreed with the Placement Agent that it shall not change the terms of these agreements, or issue any options to these individuals, during the 12-month period following the Offering without the prior written consent of the Placement Agent.  Upon hiring additional marketing personnel, the Company may enter into additional employment agreements which the Company expects may have similar terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-

Any of our directors or officers;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

-

Any of our promoters;

-

Any relative or spouse of any of the foregoing persons who has the same house as such person.

DESCRIPTION OF SECURITIES

The stock being registered under this Form 10 S-B pursuant to Section 12 (b) of the Securities Act of 1934, as amended (“Securities”), is Common Stock of the Company, having a par value of $.001 per share.  All of the Common Stock authorized under the Company’s Articles of Incorporation herein has equal voting rights and powers without restrictions in preference.  The holder of any of the Company’s Common Stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of Common Stock shall have neither pre-emption nor dividend rights pursuant to the Articles of Incorporation of the Company.

The Articles of Incorporation also authorize ten million shares of Preferred Stock, none of which has been issued, and which is not part of this registration.

PART II

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Quotes for our Common Stock are available in the “Pinksheets”.  The following table sets forth the high and low bid prices of our common stock for each quarter for the years 2003 and 2004. The quotations set forth below reflect interdealer prices, without retail markup, markdown or commission and may not represent actual transactions. These quarterly trade and quote data provided by NQB Pinksheets.

Bid Information

Fiscal Quarter Ended

High

Low

December 31, 2004

$1.60

$1.50

September 30, 2004

$1.65

$1.50

June 30, 2004

$1.15

$1.01

March 31, 2004

$1.25

$1.08

December 31, 2003

$0.25

$0.17

September 30, 2003

$0.04

$0.01

June 30, 2003

none

none

March 31, 2003

none

none

On May 13, 2005, the closing bid and closing ask prices for shares of our Common Stock in the over-the-counter  market, as reported by Pinksheets were $0.41  and $0.51 per share, respectively.

We believe that there are presently nine market makers for our Common Stock.  When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers.  We do not know if these or other market makers will continue to make a market in our Common Stock.  Further, the trading volume in our Common Stock has historically been both sporadic and light.

As of December 31, 2004, we had an aggregate of 3,108 stockholders of record as reported by our stock transfer agent, Columbia Stock Transfer Co.  Certain shares are held in the ”street” names of securities broker dealers and we estimate the number of stockholders which may be represented by such securities broker dealer accounts may exceed fifty (50).

Dividend Policy

There  are no  restrictions  imposed  on the  Company  which  limit its ability to declare or pay  dividends on its Common  Stock,  except as limited by state corporation law.  During the year ended December 31, 2004, no cash or stock dividends  were  declared  or  paid  and  none  are  expected  to be paid in the foreseeable future.

We expect to continue to retain all earnings generated by our future operations for the development and growth of our business.  The Board of Directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

LEGAL PROCEEDINGS

There are no legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature pending or, to the best knowledge of the Company, threatened, against the Company which could result in a loss to the Company. The Company is not subject to any order, judgment, injunction, rule or decree which has or could result in a Loss to the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The 2002 audit was performed for the previous control group of Royal Pacific Resources, Inc. (now Great American Family Parks, Inc. “GFAM” hereinafter) by DeCoria, Maichel & Teague, PS of Spokane, Washington.  Neither the principals of GFAM nor any subsidiaries had any relationship with the firm, and therefore, the Company looked to retain an auditing firm with which we could create a relationship based on our business plan.

In June 2004 GFAM commenced a private placement of securities to raise $500,000, with an associated Private Placement Memorandum ("PPM").  One of the conditions of the PPM was that GFAM was required to file an SB-2 with the Securities and Exchange Commission no later than forty-five ("45") days from the final closing of the subscription proceeds of the PPM.

 It was, therefore, necessary for GFAM to engage an auditing firm to complete an audit for the Company for 2003.  Aronson & Co. was chosen by the GFAM Board of Directors primarily because Aronson & Co. had performed an audit for a subsidiary of GFAM for 2001-2002 before the subsidiary was acquired by GFAM.

In September 2004 Aronson & Co. agreed to perform an audit for the Company for 2003.  At that time, Aronson & Co. stated both that it was very busy, and that its work for the Company for 2003 could only be to the extent of the services to be provided.  For these reasons, delay resulted, and the Company could not comply with the condition from the PPM documents requiring GFAM to file an SB-2 with the Securities and Exchange Commission no later than 45 days from the final closing of the proceeds of the PPM.

On September 28, 2004, final proceeds for the subscription of the PPM were disbursed to GFAM, thereby making November 12, 2004 the 45th (final) day to comply with a deadline owed subscribers of the PPM.

On February 1, 2005, the GFAM Board of Directors convened and, as an emergency item on the agenda for the meeting, directed its President either to have the audit for the Company for 2003 completed by Aronson & Co. forthwith; or, if necessary, in order to protect the Company, to recommend the services of another accounting firm able to complete the audit for the Company for 2003 in a timely fashion, absent those delays that might be caused by specific accounting issues.  As a result of the GFAM Board of Directors’ decision, both Aronson & Co. and GFAM then agreed that it was necessary to find another auditor.

On February 7, 2005, after considering various accounting firms, GFAM engaged Madsen & Co. to complete the 2003 audit.  Aronson & Co. immediately made itself available to Madsen & Co. for consultation concerning the preparation by Madsen & Co. of the audit for the Company for 2003, and also sent all documents including all work papers to Madsen & Co.

RECENT SALES OF UNREGISTERED SECURITIES

The Company has previously raised capital through the sale of shares of its Common Stock.  On June 11, 2004, the Company commenced a private placement.  The offering resulted in the sale of 1,716,000 shares of stock and the Company received a net sum of $363,583. The selling price of the units was set by the Company, in its sole determination, on the basis of arbitrary estimates of its business needs and prospects.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation  of criminal  law (unless the  director had reasonable cause to believe that his or her conduct was lawful or no reasonable  cause to believe that his or her conduct was unlawful);

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will indemnify  our  directors  and officers to the fullest  extent not  prohibited by Nevada law;  provided,  however,  that we may modify the  extent of such  indemnification  by  individual  contracts  with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding  (or part thereof) initiated by such person unless:

(1)

such indemnification is expressly required to be made by law;

(2)

the proceeding was authorized by our Board of Directors;

(3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer,  or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding,  promptly  following  request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent  legal  counsel in a written  opinion,  that the facts  known to the decision-making  party  at the time  such  determination  is made  demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

PART F/S

Financial statements included below. (Page breaks of original document formats preserved; title page added for each statement; font and font size changed; slashes added to fill white space at bottoms of pages.)

Table of Contents for Part F/S

Great American Family Parks, Inc., Financial Statement for the Year Ending Dec. 31, 2004	15
Great American Family Parks, Inc., Financial Statement for the Year Ending Dec. 31, 2003	33

Great American Family Parks, Inc.

Financial Statement for the Year Ending Dec. 31, 2004

(The rest of this title page purposely left blank.)

MADSEN & ASSOCIATES. CPA’s INC.

684 East Vine St.   #3

Certified Public Accountants and Business Consultants

Murray, Utah 84107

Telephone 801-268-2632

Board of Directors

Great American Family Parks, Inc. and Subsidiary

Eagle, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Great American Family Parks, Inc. and Subsidiary at December 31, 2004,  and the related  consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great American Family Parks,  Inc. and Subsidiary at December 31, 2004,  and the statements of operations, and cash flows for the years ended December 31, 2004 and 2003  in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company will need additional working capital to service its debt  and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 9, 2005                                        s/Madsen & Associates, CPA’s Inc.

Murray, Utah

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2004

ASSETS
CURRENT ASSETS
Cash	$ 29,813
Accounts receivable	33,238
Inventory	64,068
Prepaid expenses	1,620
Total Current Assets	128,739

PROPERTY and EQUIPMENT - net of depreciation	1,047,570

OTHER ASSETS
Deposits	52,280
Loan fees - net of amortization	42,912
Intercompany advances - affiliates	84,164

179,356

$ 1,355,665

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 127,552
Accrued expenses	42,578
Current portion - incentive program advances	10,687
Current portion - note payable	25,762
Current portion - capital lease obligations	40,706
Total Current Liabilities	247,285

LONG TERM LIABILITIES - net of current portions
Incentive program advances	39,128
Note payable	703,979
Capital lease obligations	30,502
773,609
STOCKHOLDERS' EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value;
33,184,400 shares issued and outstanding	33,184
Capital in excess of par value	395,399
Retained earnings (deficit)	(93,812)

334,771

$ 1,355,665

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	Dec 31,	Dec 31,
	2004	2003

SALES	$ 4,610,452	$ 3,993,515

COST OF SALES	4,021,247	3,390,972

Gross Profit	589,205	602,543

EXPENSES

Administrative	718,066	449,868
Depreciation & amortization	101,053	102,490

	819,119	552,358

NET PROFIT (LOSS) - before other costs	(229,914)	50,185

FINANCING COSTS	(50,492)	(55,169)

NET LOSS	$ (280,406)	$ (4,984)

NET LOSS PER COMMON SHARE

Basic and diluted	$ -	$ -

AVERAGE OUTSTANDING SHARES (stated in 1,000's)

Basic	30,946	27,067
Diluted	33,005

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period January 1, 2002 to December 31, 2004

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance January 1, 2002	27,067,000	$ 27,067	$ -	$ 247,454

Net operating loss for the year ended
December 31, 2002	-	-	-	(55,876)

Issuance of common stock for acquisition -
Royal Pacific Resources, Inc.	2,533,000	2,533	-	-

Balance December 23, 2003 -
subsequent to acquisition	29,600,000	29,600	-	-

Issuance of common stock for services	600,000	600	34,800	-
at $.059

Net operating loss for the year ended
ended December 31, 2003	-	-	-	(4,984)

Balance December 31, 2003	30,200,000	30,200	34,800	186,594

Issuance of common stock for cash -
net of issuance costs - September 2004	2,984,400	2,984	360,599	-

Net operating loss for the year
ended December 31, 2004	-	-	-	(280,406)

Balance December 31, 2004	33,184,400	$ 33,184	$ 395,399	$ (93,812)

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

	Dec 31,	Dec 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (280,406)	$ (4,984)
Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	101,053	102,489
Issuance of capital stock for services	-	35,400
Changes in
Intercompany advance	(46,336)	-
Accounts receivable	(7,695)	(1,385)
Inventory	(13,210)	(875)
Prepaid expenses & deposits	(47,015)	(40,011)
Accounts payable & accrued expenses	21,318	(13,779)
Incentive program advances	(10,488)	(10,487)

Net Change From Operations	(282,779)	66,368

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment	(14,406)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Net proceeds from issuance of capital stock	363,583	-
Payments of capital lease obligations	(36,747)	(35,126)
Payments on notes payable	(25,669)	(24,583)
Advances from members	-	(6,000)
	301,167	(65,709)

Net Change in Cash	3,982	659

Cash at Beginning of Period	25,831	25,172

Cash at End of Period	$ 29,813	$ 25,831

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (name changed on December 24, 2003 from Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Deseret Uranium and Oil Company, Inc., a Washington corporation incorporated in 1954, with the merger being completed on July 25, 2002.

On December 23, 2003 GAFP completed the acquisition of all member interests in Crossroads Convenience Center, LLC (CCC) from Great Western Parks LLC by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock after the acquisition, which was accounted for as a reverse acquisition in which GWP is considered to be the acquirer of GAFP for  reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after 29,600,000. The continuing operations of the business are those of CCC  including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of  CCC’s  historical members’ equity to reflect the equivalent number of shares of common stock issued  in the acquisition.

 Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common  share rights unless the  exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On December 31, 2004, the Company and its subsidiary had a net operating loss available for carry forward of  $347,324.  The tax benefit of approximately $104,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful.  The loss carryforward expires beginning in the  2025.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2004, includes the accounts of GAFP and CCC. Revenues and expenses of GAFP are included  for the period subsequent to the Company’s acquisition date of December 23, 2003 and includes the accounts of CCC from its inception.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however the Company considers the accounts to be fully collectable.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles  generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and equipment

 Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years. A summary is included below.

Land	$ 180,000
Building	1,028,763
Equipment	146,912
Leased equipment	223,728
Less accumulated depreciation	(531,833)
Net	$ 1,047,570

Inventory

Inventory consists of fuel, food, beverages, and other convenience store items, and are stated at the lower of cost or  market.  Cost is determined on the first-in, first-out  method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of  the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments,  including cash, accounts receivable,  and accounts and notes payable are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its  financial statements.

3.  RECOGNIZED ADVANCE  LOAN FEE

In 1999, the Company obtained a loan for the acquisition and construction of its property and improvements.  The lending agency required various forms of collateral to secure the debt, including a second deed of trust on real property owned by a member of CCC.  A value of $50,000 was placed on this collateral based on the value to the Company of the reduction of the interest rate on the loan because of the additional collateral.  An asset and related member equity contribution to CCC was recorded.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

3.  RECOGNIZED ADVANCE  LOAN FEE - continued

The loan fee is being amortized over the 23 year life of the loan using the interest method.

Estimated amortization expense for the next five years as of December 31, 2004 is as follows:

Year Ending
December 31	Amount

2005	$ 1,552
2006	1,631
2007	1,715
2008	1,803
2009	1,812

Amortization expense for the years ended December 31, 2004 and 2003 was $ 1,477 and $ 4,405, respectively.

4.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow $828,976 for the construction and start-up costs of the facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% (5.25% at December 31, 2003) and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

At December 31, 2004, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2005	$ 25,762
2006	27,147
2007	28,607
2008	30,146
2009	30,231
Thereafter	587,741

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

5.  CAPITAL LEASES

During 1999, the Company entered into lease agreement for gas pumping equipment that are classified as capital leases and expire in 2006.

The future minimum lease payments under the capital leases together with the net present value of the minimum lease payments as of December 31, 2004 are as follows:

Year Ending
December 31	Amount

2005	$ 54,831
2006	33,230
Total	88,061
Less: Amount representing interest	(16,853)
Net present value of future minimum lease payments	$ 71,208

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate implicit in the leases.

The net present value of the minimum lease payments and other balances related to the capital leases are included in the accompanying financial statements as follows:

	2004	2003
Capital lease obligations
Current portion	$ 40,706	$ 34,047
Long-term portion	30,502	73,908
Total	$ 71,208	$ 107,955

Leased equipment under capital lease
Original assets value	$ 223,728	$ 223,728
Less: Accumulated amortization	(81,375)	(65,875)
Book value of leased assets	$ 142,353	$ 157,853

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

6.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of  a service station facility from a fuel distributor under Chevron’s program Investment Incentive Program.   Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons  are required, and no further adjustments are made to the incentive.  As of December 31, 2004, the Company has not sold the minimum gallons and has made repayments totaling $31,177 covering its sales deficiency through December 2004.

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.  Accordingly, the incentives are being amortized on a straight line basis over the ten year period and are included in the Statement of Operations as a reduction to fuel cost of goods sold.

7.  CAPITAL STOCK

On the closing of the Stock Purchase Agreement (see Note 1) the Company issued 27,067,000 shares of common stock in exchange for all of the member interests in Crossroads Convenience Center, LLC.

During 2003 the Company issued  600,000 restricted  common shares for consulting services.

On September 27, 2004, the Company issued 2,984,400 restricted  common shares  for cash, and 2,059,200 warrants under  Purchase Agreements dated June 10, 2004.  Each  warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

On December 24, 2003, the Company completed a reverse stock split of 6 outstanding shares for 1 share. This report has been prepared showing post split shares from inception.

8.  SIGNIFICANT  TRANSACTIONS WITH RELATED PARTIES

Officer- director’s and their controlled entities have acquired  53% of the outstanding common stock of the Company.

On December 30, 2004 the Company had made no interest, demand loans  to affiliates of $84,164. The affiliation resulted by common officers of the affiliates and the Company.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

9.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful, and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.

During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency  as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’ Alene River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’ Alene River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation  obligations and damages to  natural resources in the Coeur D’Alene River Basin.

As of  December 31, 2004, the Company has not accrued any amounts for the potential  liability associated with any environmental claims  because any potential claim amount is undeterminable.

10.  GOING CONCERN

The Company intends to continue the development of  its business interests,  however, there is insufficient  working capital necessary to be successful in this effort and to service its debt which raises substantial doubt about its ability to continue as a going concern.

The Company and its subsidiary has sufficient revenues to continue to operate an on-going company, however, it will require additional funding to acquire the new  assets currently under agreement for purchase, and those contemplated in the future.  It will seek funding through such equity and debt financing mechanisms, both public and private, as are available, and will continue to organize these sources  to be in a position to take advantage of its acquisition opportunities, however,  the Company will be able to operate for the coming year even if the funding necessary to complete the proposed acquisition fails.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

11.  SUBSEQUENT EVENTS

Pursuant to its business plan to create a regional theme park in the Pine Mountain area of Georgia, the Company entered into  purchase agreements for  land and selected assets, from several sources, and created a  Georgia Corporation with the name of “Wild Animal Safari, Inc.,” to manage a proposed theme park.

On November 8, 2004, the Company entered into an “Asset Purchase Agreement” with a corporation to purchase animals and other park personal property for the proposed theme park in Pine Mountain Georgia for   $700,000, with an extended closing date of May 31, 2005.  At closing the Company will pay $350,000  and a promissory note for the balance.  The promissory note will bear interest at 7.5% per annum and will be payable in eighty-three monthly installments of principle and interest of $5,368.  The Company also entered into a Real Estate Purchase Agreement with individuals and a partnership for the acquisition of the land underlying the proposed theme park site, including the improvements, buildings, and fixtures  for  $4,000,000.  The Company will pay  $2,000,000  at closing and promissory note for $2,000,000 for the balance at closing.  The note for the purchase of the real property will bear interest at 7.5% per annum and will be payable in eighty-three monthly installments of principal and interest of $30,676.  Both notes will be secured by a first priority Security Agreement on the  assets and a first Security Deed on the real estate.  An earnest money deposit of $50,000 and 150,000 shares of Company stock were deposited in escrow pending the closing of the agreements.

At closing the shares will be returned and canceled and therefore have not been shown as outstanding in this report. If the closing is not completed the shares and the deposit will be forfeited.

Included in the following are the condensed, unaudited,  pro-forma financial statements of Great American Family Parks, Inc. and subsidiary and the  theme park, as if the acquisition  had been completed on January 1, 2005.

The condensed pro-forma operating statements include those of the Company and its subsidiary and the operations of the theme park for the year ended December 31, 2004. The theme park operations have been restated to include revised depreciation and interest expense as if its operations had been a division of the Company for the year ended December 31, 2004.

Also included are  the forecasted statements of operations for year ended December 31, 2005 assuming the theme park had been a division of the Company starting on January 1, 2005.

No earnings per share amounts have been included because the outstanding shares after the acquisition  can not be determined.

Great American Family Parks, Inc. and Subsidiary

Combined Pro-Forma Balance Sheets

January 1, 2004

		Theme
	GAFP	Park		Adjust-	Combined
	& Sub	Assets		ments

ASSETS
CURRENT ASSETS
Cash	$ 29,813	-	(1)	2,300,000
			(2)	(2,300,000)	$ 29,813
Other current assets	98,926	-			98,926
Total Current Assets	128,739	-			128,739

PROPERTY and EQUIPMENT - net of depreciation
Land	180,000	3,600,000			3,780,000
Buildings and equipment	867,570	800,000			1,667,570
Animals	-	300,000			300,000
	1,047,570	4,700,000			5,747,570

OTHER ASSETS	179,356	-	(2)	(50,000)	129,356

	$ 1,355,665	$ 4,700,000			$ 6,005,665

LIABILITIES and STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Notes payable - current portion	-	-	(2)	339,756	$ 339,756
Current liabilities	$ 247,285	-			247,285
Total current liabilities	247,285	-			587,041

LONG TERM LIABILITIES
Notes payable - net of current portion	773,609	4,700,000	(2)	(2,350,000)
			(2)	(339,756)	2,783,853
STOCKHOLDERS EQUITY	334,771	-	(1)	2,300,000	2,634,771

	$ 1,355,665	$ 4,700,000			$ 6,005,665

Explanation of adjustments

(1) Proceeds from planned private investment

(2) Purchase of theme park assets

Great American Family Parks,  Inc. and Subsidiaries

Pro-Forma Statements of Operations

For the Year Ended December 31, 2004 (stated in 1,000's)

	GAFP	CCC	Theme	Combined
			Park

SALES	$ -	$ 4,610	$ 1,754	$ 6,364

COST OF SALES	-	4,021	117	4,138

Gross Profit	-	589	1,637	2,226

EXPENSES

Administrative	281	435	876	1,592
Depreciation	1	100	130	231
Interest	-	52	160	212
	282	587	1,166	2,035

NET PROFIT (LOSS) -before income tax	$ (282)	$ 2	$ 471	$ 191

Great American Family Parks,  Inc. and Subsidiaries

Forecasted Statements of Operations

For the Year Ended December 31, 2005 (stated in 1,000's)

	GAFP	CCC	Theme	Combined
			Park

SALES	$ -	$ 5,302	$ 2,017	$ 7,319

COST OF SALES	-	4,560	135	4,695

Gross Profit	-	742	1,882	2,624

EXPENSES

Administrative	460	504	1,008	1,972
Depreciation	1	100	130	231
Interest	-	53	140	193
	461	657	1,278	2,396

NET PROFIT (LOSS) -before income tax	$ (461)	$ 85	$ 604	$ 228

Great American Family Parks,  Inc. and Subsidiaries

Forecasted Statements of Operations

Year Two    (stated  in 1,000's)

	GAFP	CCC	Theme	Combined
			Park

SALES	$ -	$ 6,177	$ 2,421	$ 8,598

COST OF SALES	-	5,312	162	5,474

Gross Profit	-	865	2,259	3,124

EXPENSES

Administrative	630	587	1,189	2,406
Depreciation	-	100	130	230
Interest	-	50	140	190
	630	737	1,459	2,826

NET PROFIT (LOSS) -before income tax	$ (630)	$ 128	$ 800	$ 298

Great American Family Parks, Inc.

Financial Statement for the Year Ending Dec. 31, 2003

(The rest of this title page purposely left blank.)

MADSEN & ASSOCIATES. CPA’s INC.

Certified Public Accountants and Business Consultants

684 East Vine St.   #3

Murray, Utah 84107

Telephone 801-268-2632

Board of Directors

Great American Family Parks, Inc. and Subsidiary

Eagle, Idaho

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Great American Family Parks, Inc. and Subsidiary at December 31, 2003, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated balance sheet of the Company for the year ended December 31, 2002 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001.  Those statements were audited by other auditors whose report has been furnished to us and our opinion insofar as it relates to the amounts included for the Company, is based solely on the report of the other auditors

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great American Family Parks, Inc. and Subsidiary at December 31, 2003, and the results of operations and cash flows for the years ended December 31, 2003, and 2002, in conformity with generally accepted accounting principles.

March 4, 2005                    /s/ Madsen & Associates, CPA’s Inc.

Murray, Utah

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

   CONSOLIDATED BALANCE SHEETS

December 31, 2003

ASSETS
CURRENT ASSETS
Cash	$ 25,831
Accounts receivable	25,543
Inventory	50,858
Prepaid expenses	5,405
Total Current Assets	107,637

PROPERTY and EQUIPMENT - net of depreciation	1,132,740

OTHER ASSETS
Deposits	1,480
Loan fees - net of amortization	44,389
Intercompany advances – affiliates	37,828
83,697
$ 1,324,074

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 83,223
Accrued expenses	65,589
Current portion - incentive program advances	10,487
Current portion - note payable	24,447
Current portion - capital lease obligations	34,047
Total Current Liabilities	217,793

LONG TERM LIABILITIES - net of current portion
Incentive program advances	49,816
Note payable	730,963
Capital lease obligations	73,908
854,687

STOCKHOLDERS' EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value; 30,200,000 shares issued and outstanding	30,200
Capital in excess of par value	17,400
Retained earnings	203,994
251,594
$ 1,324,074

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2003 and 2002

	Dec 31,	Dec 31,
	2003	2002

SALES	$ 3,993,515	$ 3,507,620

COST OF SALES	3,390,972	2,995,012

Gross Profit	602,543	512,608

EXPENSES
Administrative	432,468	404,016
Depreciation & amortization	102,490	99,613

	534,958	503,629

NET PROFIT (LOSS) - before other costs	67,585	8,979

FINANCING COST	(55,169)	(64,855)

NET PROFIT (LOSS)	$ 12,416	$ (55,876)

NET LOSS PER COMMON SHARE

Basic and diluted	$ -	$ -

AVERAGE OUTSTANDING SHARES

Basic (stated in 1,000's)	27,135	27,067

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period January 1, 2002 to December 31, 2003

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance January 1, 2002	27,067,000	$ 27,067	$ -	$ 247,454

Net operating loss for the year ended
December 31, 2002	-	-	-	(55,876)

Issuance of common stock for acquisition -
Royal Pacific Resources, Inc.	2,533,000	2,533	-	-

Balance December 23, 2003 –
subsequent to acquisition	29,600,000	29,600	-	-

Issuance of common stock for services
at $.03	600,000	600	17,400	-

Net operating loss for the year ended
December 31, 2003	-	-	-	12,416

Balance December 31, 2003	30,200,000	$ 30,200	$ 17,400	$ 203,994

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	Dec 31,	Dec 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ 12,416	$ (55,876)

Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	102,489	99,613
Issuance of capital stock for services	18,000	-
Changes in
Accounts receivable	(1,385)	(5,427)
Inventory	(875)	(13,551)
Prepaid expenses & deposits	(40,011)	(177)
Accounts payable & accrued expenses	(13,779)	48,061
Incentive program advances	(10,487)	(35,634)

Net Change From Operations	66,368	37,009

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment	-	(11,210)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments of capital lease obligations	(35,126)	(28,138)
Payments on notes payable	(24,583)	(21,356)
Advances from members	(6,000)	6,000
	(65,709)	(43,494)

Net Change in Cash	659	(17,695)

Cash at Beginning of Period	25,172	42,867

Cash at End of Period	$ 25,831	$ 25,172

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2003

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (name changed on December 24, 2003 from Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Deseret Uranium and Oil Company, Inc., a Washington corporation incorporated in 1954, with the merger being completed on July 25, 2002.

On December 23, 2003 GAFP completed the acquisition of the assets of Great Western Parks, LLC (GWP), an Idaho limited liability company, by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock of GAFP after the acquisition, in exchange for all member interests in Crossroads Convenience Center, LLC (CCC), an Idaho limited liability company.  The transaction was accounted for as a reverse acquisition in which GWP is considered to be the “acquirer” of GAFP for reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after 29,600,000. The continuing operations of the business are those of CCC including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of CCC’s historical members’ equity to reflect the equivalent number of shares of common stock issued in the acquisition.

 Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company  expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On December 31, 2003, the Company and its subsidiary had a net operating loss available for carry forward of  $43,460.  The tax benefit of approximately $13,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful.  The loss carry forward expires beginning in the 2024.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2003, includes the accounts of GAFP and CCC. Revenues and expenses of GAFP are included for the period subsequent to the Company’s acquisition date of December 23, 2003 and includes the accounts of CCC from its inception.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however the Company considers the accounts to be fully collectable.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and equipment

 Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years. A summary is included below.

Land	$ 180,000
Building	1,028,763
Equipment	132,506
Leased equipment	223,728
Less accumulated depreciation	(432,257)
Net	$ 1,132,740

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Inventory

Inventory consists of fuel, food, beverages, and other convenience store items, and are stated at the lower of cost or market.  Cost is determined on the first-in, first-out method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, and accounts and notes payable are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  RECOGNIZED ADVANCE LOAN FEE

In 1999, the Company obtained a loan for the acquisition and construction of its property and improvements.  The lending agency required various forms of collateral to secure the debt, including a second deed of trust on real property owned by a member of CCC.  A value of $50,000 was placed on this collateral based on the value to the Company of the reduction of the interest rate on the loan because of the additional collateral.  An asset and related member equity contribution to CCC was recorded.

3.  RECOGNIZED ADVANCE LOAN FEE - continued

The loan fee is being amortized over the 23 year life of the loan using the interest method.

Estimated amortization expense for the next five years as of December 31, 2003 is as follows:

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Year Ending
December 31	Amount

2004	$1,476
2005	1,552
2006	1,631
2007	1,715
2008	1,803

Amortization expense for the years ended December 31, 2003 and 2002 was $ 4,405 and $ 1,336, respectively.

4.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow $828,976 for the construction and start-up costs of the facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% (5.25% at December 31, 2003) and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

At December 31, 2003, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2004	$ 24,447
2005	25,762
2006	27,147
2007	28,607
2008	30,146
Thereafter	619,301
Total	$ 755,410

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

5.  CAPITAL LEASES

During 1999, the Company entered into lease agreement for gas pumping equipment that are classified as capital leases and expire in 2006.

The future minimum lease payments under the capital leases together with the net present value of the minimum lease payments as of December 31, 2003 are as follows:

Year Ending
December 31	Amount

2004	$ 45,692
2005	49,845
2006	33,230
Total	128,767

Less: Amount representing interest	(20,812)
Net present value of future minimum lease payments	$ 107,955

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate implicit in the leases of 13.685%.

The net present value of the minimum lease payments and other balances related to the capital leases are included in the accompanying financial statements as follows:

	2003	2002
Capital lease obligations
Current portion	$ 34,047	$ 32,237
Long-term portion	73,908	110,844
Total	$ 107,955	$ 143,081

Leased equipment under capital lease
Original assets value	$ 223,728	$223,728
Less: Accumulated amortization	(65,875)	(50,671)
Book value of leased assets	$ 157,853	$ 173,057

Amortization expense for the year	$ 15,204	$ 14,915

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

6.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of a service station facility from a fuel distributor under Chevron’s program Investment Incentive Program.   Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons are required, and no further adjustments are made to the incentive.  As of December 31, 2003, the Company has not sold the minimum gallons and has made repayments totaling $25,146 covering its sales deficiency through September 2003.

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.  Accordingly, the incentives are being amortized on a straight line basis over the ten year period and are included in the Statement of Operations as a reduction to fuel cost of goods sold.

7.  CAPITAL STOCK

On the closing of the Stock Purchase Agreement (see Note 1) the Company issued 27,067,000 shares of common stock in exchange for all of the member interests in Crossroads Convenience Center, LLC.

The Company issued 600,000 restricted shares for consulting services.

On December 24, 2003, the Company completed a reverse stock split of 6 outstanding shares for 1 share. This report has been prepared showing post split shares from inception.

8.  SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer-director’s, their families, and their controlled companies, have acquired 54% of the outstanding common stock of the Company.

On December 30, 2003 the Company had made no interest, demand loans to affiliates of $37,828. The affiliation resulted by common officers of the affiliates and the Company.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

9.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful,   and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.

During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’Alene River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’Alene River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation obligations and damages to natural resources in the Coeur D’Alene River Basin.

As of December 31, 2003, the Company has not accrued any amounts for potential liability associated with any environmental claims because any potential claim amount is undeterminable.

10.  SUBSEQUENT EVENTS

On September 27, 2004, the Company issued 2,984,400 common shares of stock for cash, and 2,059,200 warrants under Purchase Agreements dated June 10, 2004.  Each warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

On November 8, 2004, the Company entered into an agreement to purchase the operating assets of a wild animal park in Pine Mountain, Georgia for $700,000 with an anticipated closing date of March 1, 2005.  At closing, the Company will pay $350,000 in cash and a promissory note for $350,000. The promissory note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $5,368.  The Company also entered into a Real Estate Purchase agreement for the underlying land and all buildings, improvements and fixtures of the park for $4,000,000. The Company will pay $2,000,000 in cash at closing and a promissory note for $2,000,000.  The note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $30,676.

Both notes will be secured by first priority Security Agreement on the operating assets and a first Security Deed on the real estate.

PART III

INDEX TO EXHIBITS

Note:  The numbered Exhibits listed below reflect the numbers assigned in conformity with the requirements of Part III of Form 1A regarding Exhibits, and are not intended to be sequential.

Exhibit #
1. Charter and Bylaws:
Articles of Incorporation of Great American Family Parks, Inc.	3(i)
Bylaws of Great American Family Parks, Inc.	3(ii)

2. Instruments Defining the Rights of Securities Holders:
Common Stock Purchase Warrant, June 2004 subscription	4.1

3. Voting Trust Agreement: N/A

4. Material Contracts:
Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition	10.1
Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition	10.2
First Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition	10.3
First Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition	10.4
Stock Purchase Agreement: GWP and RPR	10.5

5. Material Foreign Patents: N/A

Additional Exhibits:
Great American Family Parks 2005 Stock Option Plan	99.1

DESCRIPTION OF EXHIBITS

Articles of Incorporation of Great American Family Parks, Inc.:  Original registration dated July 17, 2002; amendment dated January 26, 2004; Parties: Robert E. Kistler, Eugene J. Mimnaugh, Jr., John Bruce Parsons, Initial Directors.

Bylaws of Great American Family Parks, Inc.: Dated January 30, 2004.

Common Stock Purchase Warrant, June 2004 Private Placement Securities Offering:  Effective date June 11, 2004.

Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition:  Dated November 8, 2004; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition:  Dated November 8, 2004; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

First Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition:  Dated February 18, 2005; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

First Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition:  Dated February 18, 2005; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

Stock Purchase Agreement: GWP and RPR:  Effective date December 23, 2003; Parties: Royal Pacific Resources, Inc. and Great Western Parks, LLC.

Great American Family Parks 2005 Stock Option and Award Plan:  Dated February 1, 2005; Adopted by the GFAM Board of Directors.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagle and State of Idaho on May 17, 2005.

GREAT AMERICAN FAMILY PARKS, INC.

By /s/ Larry L. Eastland

______________________________

President and Chief Executive Officer

EXHIBITS

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